Exhibit 5.1

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March 23, 2016

Board of Directors

Celator Pharmaceuticals, Inc.

200 PrincetonSouth Corporate Center Suite 180

Ewing, New Jersey 08628

Re:	Celator Pharmaceuticals, Inc. (the “Corporation”)
Form S-3 (Registration File No. 333-193720) and Form S-3 (Registration No. 333-210339)
(the “Registration Statements”)

Ladies and Gentlemen:

We have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statements and related prospectus supplement, relating to the proposed public offering by the Corporation (the “Offering”) of 4,600,000 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of the Corporation.

The Shares are being offered and sold in accordance with the Underwriting Agreement dated March 23, 2016 between the Corporation and Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters (the “Underwriting Agreement”).

As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statements and the Underwriting Agreement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Board of Directors

Celator Pharmaceuticals, Inc.

March 23, 2016

a.         The Underwriting Agreement;

b.         The Third Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware on October 16, 2015;

c.         the Amended and Restated By-laws of the Corporation in the form filed with the Securities and Exchange Commission; and

d.         Resolutions of the Board of Directors of the Corporation and the pricing committee of the Board of Directors of the Corporation, as attested by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Underwriting Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, we are of the opinion that the issuance of the Shares pursuant to the terms of the Underwriting Agreement against receipt by the Corporation of the consideration for the Shares as specified in the Underwriting Agreement will result in the Shares being legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Board of Directors

Celator Pharmaceuticals, Inc.

March 23, 2016

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Registration Statements and to any and all references to our firm in the prospectus and prospectus supplement that are part of the Registration Statements. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP